                                                                      EXHIBIT 12

                           STILLWATER MINING COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                        SIX MONTHS
                                          ENDED                   YEAR ENDED DECEMBER 31,
                                         JUNE 30,     -----------------------------------------------
                                           1996       1995     1994      1993      1992        1991
                                        ----------    ----    ------    ------    -------    --------
Income (Loss) before Income Taxes,
  Extraordinary Loss and Cumulative
  Effect of Accounting Change.........   $ (1,049)    $112    $2,794    $2,384    $(5,414)   $(14,662)
Capitalized Interest..................       (603)      --      (306)       --         --          --
                                          -------     ----    ------    ------    -------    --------
                                           (1,652)     112     2,488     2,384     (5,414)    (14,662)
                                          -------     ----    ------    ------    -------    --------
Fixed Charges
  Interest............................      1,160      431       626       141        147         148
  Interest Portion of Rental
     Expense..........................         21       40        38        80         82           7
                                          -------     ----    ------    ------    -------    --------
          Total Fixed Charges.........      1,181      471       664       221        229         155
                                          -------     ----    ------    ------    -------    --------
Earnings (Loss) Before Fixed
  Charges.............................   $   (471)    $583    $3,152    $2,605    $(5,185)   $(14,507)
                                          =======     ====    ======    ======    =======    ========
Ratio of Earnings to Fixed Charges....         (a)     1.2       4.7      11.8         (b)         (c)
                                          =======     ====    ======    ======    =======    ========

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(a) Earnings for the six months ended June 30, 1996 were inadequate to cover fixed charges by $1,652.

(b) Earnings for the year ended December 31, 1992 were inadequate to cover fixed charges by $5,414.

(c) Earnings for the year ended December 31, 1991 were inadequate to cover fixed charges by $14,662.